Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
United States Operations of Micron Optics, Inc.
We have audited the accompanying financial statements of the United States Operations of Micron Optics, Inc. (a Georgia corporation), which comprise the balance sheet as of December 31, 2017, and the related statement of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Operations of Micron Optics, Inc. as of December 31, 2017 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Arlington, Virginia
December 31, 2018

United States Operations of Micron Optics, Inc.
Balance Sheet
December 31, 2017

Assets

Current Assets
Cash and cash equivalents	$1,094,085
Short term investments	202,100
Accounts receivable, net	1,495,228
Inventory, net	1,710,858
Prepaid expenses and other current assets	71,790
Total current assets	4,574,061

Long Term Assets
Property and equipment, net	366,612
Intangible assets, net	247,342
Total long term assets	613,954

Total Assets	$5,188,015

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$171,399
Accrued liabilities	442,293
Related party payable	1,433,750
Other current liabilities	212,500
Total liabilities	2,259,942

Commitments and contingencies	—

Stockholders' Equity
Common stock, Class A, par value $0.001, 130,688,000 shares authorized, 56,703,774 shares issued, 42,183,567 shares outstanding	45,723
Common stock, Class B, par value $0.001, 49,312,000 shares authorized, issued, and outstanding	53,712
Additional paid in capital	6,443,958
Treasury stock, 14,519,007 shares	(473,753)
Accumulated deficit	(3,141,567)
Total stockholders' equity	2,928,073

Total Liabilities and Stockholders' Equity	$5,188,015

The accompanying notes are an integral part of these financial statements.

United States Operations of Micron Optics, Inc.
Statement of Operations
For the Year Ended December 31, 2017

Revenue	$7,872,228
Cost of sales	3,482,561
Gross profit	4,389,667

Operating expenses
Selling, general and administrative	3,909,531
Research and development	1,184,819
Total operating expenses	5,094,350

Operating loss	(704,683)

Non-operating expense
Interest	(76,399)
Other	(33,623)
Total non-operating expense	(110,022)

Net loss before income taxes	(814,705)

Provision for income taxes	—

Net loss	$(814,705)

The accompanying notes are an integral part of these financial statements.

United States Operations of Micron Optics, Inc.
Statement of Changes in Stockholders' Equity
For the Year Ended December 31, 2017

	Common Stock- Class A		Common Stock- Class B		Treasury Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	$	$	$

January 1, 2017	42,183,567	$45,723	49,312,000	$53,712	14,519,007	$(473,753)	$6,433,707	$(2,326,862)	$3,732,527
Net loss	—	—	—	—		—	—	(814,705)	(814,705)
Stock based compensation	—	—	—	—		—	10,251	—	10,251
December 31, 2017	42,183,567	$45,723	49,312,000	$53,712	14,519,007	$(473,753)	$6,443,958	$(3,141,567)	$2,928,073

The accompanying notes are an integral part of these financial statements.

United States Operations of Micron Optics, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2017

Cash used in operating activities
Net loss	$(814,705)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	230,202
Reserve for obsolete inventory	(108,475)
Stock based compensation	10,251
Interest accrued on short term investments	(455)
Bad debt expense	10,000
Changes in operating assets and liabilities
Accounts receivable	(123,240)
Inventory	744,671
Other assets	(20,523)
Accounts payable and accrued liabilities	(60,564)
Net cash used in operating activities	(132,838)

Cash used in investing activities
Purchases of property and equipment	(163,320)
Net cash used in investing activities	(163,320)

Cash provided by financing activities	—

Net decrease in cash and cash equivalents	(296,158)
Cash and cash equivalents, beginning of period	1,390,243
Cash and cash equivalents, end of period	$1,094,085

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—
Cash paid during the year for income taxes	$—

The accompanying notes are an integral part of these financial statements

Note 1- Organization and Summary of Significant Accounting Policies
Micron Optics, Inc. (“MOI”), headquartered in Atlanta, Georgia, was incorporated in the state of Georgia in 1989. The U.S. operations of MOI (“we” or “the Company”) is a leading provider of innovative optical components and laser-based equipment that advance the quality of optical measurements, allowing the sensing, imaging, and telecommunications industries to make critical measurements. Our portfolio of tunable optical filters, swept lasers, optical sensors and sensing interrogators delivers the highest degree of measurement precision, resolution, and accuracy required for our customers.

Basis of Presentation
The accompanying financial statements and related notes of MOI are presented on a carve-out basis and have been prepared from the historical consolidated balance sheet, statements of operations and cash flows attributed to the U.S. operations of MOI and in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Historically, financial statements of the U.S. operations of MOI have not been prepared, as it has not operated separately from MOI. These financial statements reflect the revenues and direct expenses of the U.S. operations of MOI and include material assets and liabilities of MOI that are specifically identifiable to the U.S. operations.

Use of Estimates
The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and the accompanying notes thereto. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.

Revenues
Revenues are generated from the sale of commercial products to the end user and through distribution channels. We sell fiber optic sensing systems to end users for use in numerous fiber optic based measurement applications. Revenues are recorded net of applicable sales taxes collected from customers and payable to state or local governmental entities.
We recognize revenue relating to our products when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

Allowance for Uncollectible Receivables
Accounts receivable are recorded at their face amount, less an allowance for doubtful accounts. We review the status of our uncollected receivables on a regular basis. In determining the need for an allowance for doubtful accounts, we consider our customers’ financial stability, past payment history, and other factors that bear on the ultimate collection of such amounts. The allowance was $40,000 at December 31, 2017.

Cash Equivalents
We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. We regularly maintain cash balances with financial institutions which exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At December 31, 2017, we had approximately $0.8 million in excess of FDIC insured limits.

Short term investments
Short term investments include certificates of deposit with financial institutions and having maturities greater than three months.

Fair Value Measurements
Our financial assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Valuation techniques are based on observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1- Quoted prices for identical instruments in active markets

•
Level 2- Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable

•	Level 3- Valuations derived from valuation techniques in which significant value drivers are unobservable

The carrying values of cash and cash equivalents, short term investments, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:
Equipment                5 years
Furniture and fixtures            7 years
Software                    3 years
Leasehold improvements        Lesser of lease term or life of improvements

Intangible Assets
Intangible assets consist of patents related to certain intellectual property that we have developed or acquired. We amortize our intangible assets over their estimated useful lives, generally 17 years, and analyze the reasonableness of the remaining life whenever events or circumstances indicate that the carrying amount may not be recoverable to determine whether their carrying value has been impaired.

Research and Development
Research and development costs are expensed as incurred. We expensed $1.2 million of research and development costs for the year ended December 31, 2017.

Valuation of Long-Lived Assets
We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

Inventory
Inventory consists of finished goods, work in process and raw materials valued at the lower of cost (determined on the first-in, first-out basis) or market.
Stock Based Compensation
We recognize stock based compensation expense based upon the fair value of the underlying equity award as of the date of grant. We have engaged a valuation expert to estimate the fair value of our equity as of the date of grant. Restricted stock is valued at its fair value on the date of grant. We recognize stock based compensation for such awards on a straight-line basis over the requisite service period of the awards, taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior.

Warranty
We provide a standard warranty of one year on sales of certain products. In addition, we may offer customers an option to purchase enhanced or extended warranties. We maintain a reserve to provide for our expected costs of performance under these future warranty obligations.

Advertising
We expense the cost of advertising as incurred. Advertising expenses were approximately $9,000 for the year ended December 31, 2017.

Concentration of Revenues
For the year ended December 31, 2017, one customer accounted for approximately 13% of our total revenues. Accounts receivable from this customer were $0.2 million at December 31, 2017.

Income Taxes
We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We evaluate our ability to benefit from all deferred tax assets and establish valuation allowances for amounts we believe are not more-likely-than-not to be realizable. For uncertain tax positions, we use a more-likely-than-not threshold, 51% or greater, based on the technical merits of the income tax position taken. Income tax positions that meet the more-likely-than-not recognition threshold are measured in order to determine the tax benefit recognized in the financial statements. Penalties, if probable and reasonably estimable, and interest expense related to uncertain tax positions are recognized as a component of the tax provision.
We account for income taxes using the liability method. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when the differences reverse. A valuation allowance against net deferred tax assets is provided unless we conclude it is more likely than not that the deferred tax assets will be realized.
Recently Issued Accounting Pronouncements
In April 2016, the FASB amended the FASB Accounting Standards Codification and created a new Topic 606, and issued ASU No. 2016-10, Revenue from contracts with customers: Identifying Performance Obligations and Licensing. This amendment prescribes that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendment supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Accounting Standards Codification, and is effective for annual and interim reporting periods beginning after December 15, 2018. We do not expect the adoption of Topic 606 to have a material impact on our financial condition, results of operations or cash flows as a result of adopting this standard.
In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to recognize in its statement of financial position an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee's right to use the underlying asset for the lease term. The amendment is effective for fiscal years ending after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

Note 2- Inventory
Inventory consists of finished goods, work in process, and raw materials valued at the lower of cost (determined on the first-in, first-out basis) or market.
Components of inventory at December 31, 2017, were as follows:

Finished goods	$561,512
Work in process	456,250
Raw materials	952,850
1,970,612
Reserve for obsolete and slow-moving inventory	(259,754)
$1,710,858

Note 3- Accounts Receivable
Accounts receivable at December 31, 2017 consisted of the following:

Trade accounts receivable	$1,388,614
Related party accounts receivable	146,614
1,535,228
Less: allowance for doubtful accounts	(40,000)
$1,495,228

Note 4- Property and Equipment
Property and equipment, net, at December 31, 2017 consisted of the following:

Equipment	$3,427,480
Furniture and fixtures	341,501
Leasehold improvements	287,005
4,055,986
Accumulated depreciation	(3,689,374)
$366,612

Depreciation expense for the year ended December 31, 2017 was $0.2 million.

Note 5- Intangible Assets
Intangible assets, representing primarily costs of patents on our intellectual property, at December 31, 2017, consisted of the following:

Cost	$1,104,974
Less: accumulated amortization	(857,634)
$247,340

Our issued patents have remaining terms ranging from less than one year to eleven years, with an average remaining term of 4.8 years. Amortization for the year ended December 31, 2017, was $49,374. Estimated amortization, based on the net value of intangible assets at December 31, 2017, for each of the next five years and beyond is as follows:

Year ending December 31,
2018	$46,195
2019	39,894
2020	36,743
2021	32,286
2022	28,394
2023 and beyond	63,828
$247,340

Note 6- Accrued Liabilities
Accrued liabilities at December 31, 2017 consisted of the following:

Accrued Compensation	$107,427
Accrued 401(k) match	88,176
Warranty reserve	99,678
Accrued interest on related party payable	82,554
Other	64,458
$442,293

Note 7- Other Current Liabilities
In 2014, the Company entered into a stock purchase agreement whereby the Company agreed to pay $0.5 million to a third party in equal quarterly installments over a period of 10 years. In 2016, after making cumulative payments of $87,500, a dispute arose between the parties, and the Company ceased making the quarterly payments required under the stock purchase agreement. In July 2018, the parties settled the dispute for $0.3 million, of which $0.1 million was paid by the company's insurance carrier and $0.2 million was paid by the Company.

Note 8- Income Taxes
Income tax expense was $0 for the year ended December 31, 2017. Deferred tax assets and liabilities as of December 31, 2017, consisted of the following:

Net operating loss carryforwards	$2,321,737
Federal credit carryforwards	1,551,319
UNICAP	112,228
Depreciation and amortization	(5,790)
Warranty reserve	25,854
Other	10,679
Total	4,016,027
Valuation allowance	(4,016,027)
Net deferred tax asset	$—

Income tax expense for the year ended December 31, 2017, differs from the amount computed by applying the federal statutory income tax rate to our net loss before income taxes as follows:

Income tax at federal statutory rate	34.00%
State taxes, net of federal tax effects	—%
Prior period true-ups	—%
Net operating loss	—%
Change in valuation allowance	115.51%
Federal credit carryover	1.11%
Meals and entertainment	(1.15)%
Tax Cuts and Jobs Act Rate Change	(149.47)%
—%

The realization of our deferred income tax assets is dependent upon sufficient taxable income in future periods. In assessing whether deferred tax assets may be realized, we consider whether it is more likely than not that some portion, or all, of the deferred tax asset will be realized. We consider scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that we can implement in making our assessment. We have U.S. federal income tax net operating loss carryforwards at December 31, 2017, of approximately $8.8 million, which expire at varying dates through 2037. We have federal tax credit carryforwards at December 31, 2017 of approximately $2.0 million, which expire at varying dates through 2037.

The U.S. federal statute of limitations remains open for the year 2015 and onward. However, if and when the Company claims net operating loss carryforwards from years prior to 2015 against future taxable income, those losses may be examined by the taxing authorities. We currently have no income tax returns under examination. U.S. state jurisdictions have statutes of limitations generally ranging from three to seven years. We currently have no state income or franchise tax returns under examination.

We have established a reserve for unrecognized tax benefits as of December 31, 2017 of $387,830 in connection with general business credits that, if recognized, would result in adjustments to deferred taxes.

Balance of reserve for uncertain tax positions at January 1, 2017	$(386,043)
Additions related to tax positions of the current year	(1,787)
Additions related to tax positions of prior years	—
Deductions	—
Settlements	—
Balance of reserve for uncertain tax positions at December 31, 2017	$(387,830)

We currently have no positions for which we expect that the amount of unrecognized tax benefit will increase or decrease significantly within twelve months of the reporting date or for which we believe there is significant risk of disallowance upon audit. The total liabilities associated with the unrecognized tax benefits that, if recognized, would impact the Company's effective tax rate are $387,830. Unrecognized tax benefits of $387,830 are recorded on the balance sheet as a reduction to deferred tax assets. At December 31, 2017, the Company currently has no unrecognized tax benefits against which interest or penalties has been accrued.

Management believes it is not more likely than not that the deferred tax assets at December 31, 2017, will be realized and, as a result, a valuation allowance was established against all such deferred tax assets.

Effective January 1, 2017, we adopted ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred taxes by requiring that deferred tax assets and liabilities be classified as noncurrent in any classified balance sheet rather than being separated in current and non-current amounts. The adoption of ASU No. 2015-17 did not have a significant impact on our financial statements.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act ("TCJA") tax reform legislation. TCJA makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. TCJA reduced the U.S. corporate tax rate from 35% to 21%. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the enacted tax rate. This revaluation resulted in a reduction of approximately $1.2 million in the deferred tax asset at December 31, 2017, and a corresponding reduction in the valuation allowance. The other provisions of TCJA did not have a material impact on the 2017 financial statements.

Note 9- Stockholders’ Equity
The Company has two classes of common stock. Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders of the Company. Each share of Class B common stock entitles the holder to ten votes on all matters submitted to a vote of the stockholders of the Company. Each share of Class B common stock may be converted into one share of Class A common stock at the option of the Class B stockholder or upon the occurrence of certain events. Class A and Class B stockholders are entitled to share ratably in the assets of the Company available for distribution to the holders of common stock upon any liquidation or dissolution of the Company.

The Company is also authorized to issue up to 20,000,000 shares of preferred stock upon terms to be determined at the time of issuance. No shares of preferred stock have been issued.

During 2017, the Company established a stock incentive plan providing directors, employees, and certain other key persons stock based compensation opportunities in the form of stock options, stock appreciation rights, and restricted stock. The plan provides for up to 75 million shares plus the remaining balance of unissued shares under prior equity compensation plans established in 2000, 2001, and 2008. Options granted under the 2017 plan may be incentive stock options or nonqualified stock options. Each option granted under the plan expires within 10 years of the date of grant, unless the option is an incentive stock option and the grantee owns ten percent or more of the total combined voting power of all classes of stock, in which case such option expires within five years of the date of grant. Stock options issued during 2017 vest over 4 years. The plan also provides for accelerated vesting of outstanding option awards following a change in control. Option activity during 2017 was as follows:

	Options Outstanding		Options Exercisable
	Number of Shares	Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price

Balance at January 1, 2017	—	—	—	—
Granted	57,850,000	$0.009	—	$—
Canceled	—	—	—	—
Exercised	—	—	—	—
Balance at December 31, 2017	57,850,000	$0.009	—	$—

Vested, December 31, 2017	—

Vested and non-vested options have a weighted average grant date fair value of $0.006 per share. The grant date fair value of stock options was determined using the Black-Scholes valuation model. Since the Company is a private entity with no current or historical market data for fair value, the volatility input for the valuation model was estimated based upon the historical profitability of the Company for a trailing three year period. The expected term was estimated based upon the weighted average of the vesting term and contractual term of the option grant. The risk-free interest rate is based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options. Inputs to the Black-Scholes model for stock options granted in 2017 were as follows:

Valuation Assumption

Expected dividend rate	—
Expected volatility	86.52%
Expected term (years)	6.25
Risk free interest rate	2.25%

We expect to recognize future stock based compensation cost of approximately $0.1 million over the remaining vesting period of 3.8 years.

Note 10- Commitments and Contingencies
We lease our office in Atlanta, Georgia under an operating lease that expires October 2020. We recognize rent expense on a straight-line basis over the lease term. Rent expense under this lease was approximately $0.3 million for the year ended December 31, 2017. Minimum future payments under this lease as of December 31, 2017 are:

Year ending December 31,
2018	$304,185
2019	310,275
2020	263,200
$877,660
From time to time, we may become involved in litigation in relation to claims arising out of our operations in the normal course of business. While management currently believes it is not reasonably possible the amount of ultimate liability, if any, with respect to these actions will have a material adverse effect on our financial position, results of operations or liquidity, the ultimate outcome of any litigation is uncertain.
In 2016, the Company filed with its insurance carrier a claim for theft associated with certain actions of a former executive. The claim was resolved in 2018, resulting in a payment of $0.1 million to the Company.

Note 11- Employee Profit Sharing Plan
We maintain a salary reduction/profit-sharing plan under provisions of Section 401(k) of the Internal Revenue Code. The plan is offered to all permanent employees of the Company. We contribute a minimum of 100% of the salary deferral elected by each employee up to a maximum deferral of 3% of eligible compensation plus a minimum of 50% of the salary deferral elected by each employee between 3% and 5% of eligible compensation. We accrued $88,176 for the employer contribution to the plan for the year ended December 31, 2017, and funded such amount subsequent to December 31, 2017.

Note 12- Related Party Transactions
During 2017, we maintained an equity ownership of approximately 51% in a Japanese company to which we sell our products for distribution in specified territories. Revenues for the year ended December 31, 2017 include $0.3 million of sales to this related party. At December 31,
2017, our accounts receivable from this entity were $0.1 million. In 2018, we reduced our ownership stake in this related party to approximately 25%.
On November 30, 2016, we entered into a Settlement, Release and Indemnity Agreement (the "Agreement") with National Instruments Corporation ("NI"), one of our stockholders, related to certain claims for breaches of representations and warranties pursuant to a stock purchase agreement between us and NI. Under the terms of the Agreement, as amended, we agreed to repurchase approximately 6 million shares of Class A common stock for an aggregate of $2.3 million based upon a schedule of quarterly payments of $0.1 million through September 2021. As of December 31, 2017, an aggregate of $0.6 million had been paid under this agreement. The Agreement also provides that beginning in the third quarter of 2018, we can accelerate the payment of the remaining balance at a reduced cost. The remaining minimum balance to be paid considering this option for acceleration as of December 31, 2017 was $1.4 million. In conjunction with the sale of the Company as described in Note 13, the remaining outstanding balance was paid on October 15, 2018.
Two of our former executives and significant shareholders of the Company, owning approximately 19% and 4% of our outstanding stock as of December 31, 2017, also have financial interests in Technica Optical Components LLC ("Technica"), a supplier to the Company. For the year ended December 31, 2017, we purchased approximately $31,000 of products from Technica.

Note 13- Subsequent Event
On October 15, 2018, substantially all of the assets related to our U.S. operations, other than cash, were acquired by Luna Technologies, Inc., a wholly owned subsidiary of Luna Innovations Incorporated, for $5.0 million in cash, subject to a positive or negative adjustment based upon the final determination of our working capital compared to a target working capital amount specified in the Asset Purchase Agreement.